Barclays PLC Q4 2018 Capital Information1 20 March 2019 1 This presentation must be read and construed with all applicable law, rules and regulations applicable to Barclays and the information presented herein. You should ensure you have read and fully understood (and consulted with your legal advisors as you deem necessary to understand) (i) such law, rules, and regulations and (ii) the Disclaimers contained at the back of this presentation | This is a supplement to the Prospectus Supplement dated March 20, 2019 to the Base Prospectus dated April 6, 2018 Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-223156

Prudently managing the Group’s capital position Distribution restrictions Maintaining our CET1 ratio comfortably above the mandatory distribution threshold remains a critical management objective Barclays’ headroom is currently 1.5% above our current MDR hurdle, intended to absorb fluctuations in the CET1 ratio, cover event risk and stress and to enable management actions to be taken in sufficient time to avoid mandatory distribution restrictions Distribution restrictions1 apply if an institution fails to meet the CRD IV Combined Buffer Requirement (CBR), at which point the maximum distributable amount is calculated on a reducing scale Barclays’ recovery plan actions are calibrated to take effect ahead of breaching the CBR In determining any proposed distributions to shareholders, the Board notes it will consider the expectation of servicing more senior securities 1 As per CRD Art. 141, and subject to any changes under the proposed CRR2, restrictions on discretionary distributions would apply in case of a breach of the CBR as defined in CRD Art 128(6) | Maintained robust capital buffers based on 31 December 2018 capital position: Buffer to 31 December 2018 MDR hurdle: c.1.5% or c.£4.6bn Buffer to 7% AT1 trigger event: c.5.8% or c.£17.7bn based on the fully loaded CET1 ratio of 12.8%, excluding transitional relief, in line with AT1 terms and conditions Pillar 1 requirement Pillar 2A CET1 requirement CRD IV Mandatory Distribution Restrictions (MDR) hurdle Countercyclical Buffer (CCyB) BoE stress test hurdle rate for 2018 tests Capital Conservation Buffer (CCB) G-SII buffer 11.7% c.13% 7.9% FY18 CET1 ratio: 13.2% Managing the Group CET1 ratio above the distribution restrictions minimum Headroom

Transition to CRD IV capital structure well established Expect to hold prudent headroom above AT1 and Tier 2 minimums 1 Includes combined buffer requirement and CET1 headroom | 2 CET1 ratio is currently 150bps above the regulatory minimum level, at our target of c.13%. | 3 In line with their regulatory capital values until 1 January 2022; based on Barclays’ understanding of the current BoE position | BBPLC issued capital instruments are expected to qualify as MREL, until 1 January 20223, and may continue to qualify as Tier 2 regulatory capital thereafter Aim is to manage our capital structure in an efficient manner: Expect to continue to hold around the current level of surplus to 2.4% of AT1 through regular issuance over time Expect to continue to maintain a headroom to 3.2% of Tier 2 Barclays’ Pillar 2A requirement is set as part of a “Total Capital Requirement” (P1 + P2A) reviewed and prescribed at least annually by the PRA Barclays Group P2A requirement for 2019 is 4.7% and is split: CET1 of 2.7% (assuming 56.25% of total P2A requirement) AT1 of 0.9% (assuming 18.75% of total P2A requirement) Tier 2 of 1.2% (assuming 25% of total P2A requirement) 13.2% (£41.1bn) CET1 3.1% (£9.6bn) AT1 0.7% (£2.3bn) Legacy T1 3.7% (£11.6bn) T2 20.7% Total capital ratio ≥18.6% Total capital ratio1 2019 capital structure T2 Headroom ≥3.2% T2 AT1 Headroom ≥2.4% AT1 CET1 Headroom2 11.7% CET1 minimum Well managed and balanced total capital structure Illustrative evolution of CRD IV capital structure Pillar 2A Requirement

Disclaimer Important Notice The information, statements and opinions contained in this presentation do not constitute a public offer under any applicable legislation, an offer to sell or solicitation of any offer to buy any securities or financial instruments, or any advice or recommendation with respect to such securities or other financial instruments. Information relating to: regulatory capital, leverage, liquidity and resolution is based on Barclays’ interpretation of applicable rules and regulations as currently in force and implemented in the UK, including, but not limited to, the BRRD, CRD IV and CRR texts and any applicable delegated acts, implementing acts or technical standards. All such regulatory requirements are subject to change; MREL is based on Barclays’ understanding of the Bank of England’s policy statement on “The Bank of England’s approach to setting a minimum requirement for own funds and eligible liabilities (MREL)” published in June 2018, updating the Bank of England’s November 2016 policy statement, and the non-binding indicative MREL requirements communicated to Barclays by the Bank of England. Binding future MREL requirements remain subject to change including at the conclusion of the transitional period, as determined by the Bank of England, taking into account a number of factors as described in the policy statement and as a result of the finalisation of international and European MREL/TLAC requirements; future regulatory capital, liquidity, funding and/or MREL, including forward-looking illustrations, are provided for illustrative purposes only and are not forecasts of Barclays’ results of operations or capital position or otherwise. Illustrations regarding the capital flight path, end-state capital evolution and expectations and MREL build are based on certain assumptions applicable at the date of publication only which cannot be assured and are subject to change, including amongst others, holding constant the Pillar 2A requirement at the 2018 level despite it being subject to at least annual review and assumed CRD IV buffers, which are also subject to change. Forward-looking Statements This document contains certain forward-looking statements within the meaning of Section 21E of the US Securities Exchange Act of 1934, as amended, and Section 27A of the US Securities Act of 1933, as amended, with respect to the Barclays Group. Barclays cautions readers that no forward-looking statement is a guarantee of future performance and that actual results or other financial condition or performance measures could differ materially from those contained in the forward-looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements sometimes use words such as ‘may’, ‘will’, ‘seek’, ‘continue’, ‘aim’, ‘anticipate’, ‘target’, ‘projected’, ‘expect’, ‘estimate’, ‘intend’, ‘plan’, ‘goal’, ‘believe’, ‘achieve’ or other words of similar meaning. Examples of forward-looking statements include, among others, statements or guidance regarding or relating to the Barclays Group’s future financial position, income growth, assets, impairment charges, provisions, business strategy, capital, leverage and other regulatory ratios, payment of dividends (including dividend payout ratios and expected payment strategies), projected levels of growth in the banking and financial markets, projected costs or savings, any commitments and targets, estimates of capital expenditures, plans and objectives for future operations, projected employee numbers, IFRS 9 impacts and other statements that are not historical fact. By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. These may be affected by changes in legislation, the development of standards and interpretations under International Financial Reporting Standards including the continuing impact of IFRS 9 implementation, evolving practices with regard to the interpretation and application of accounting and regulatory standards, the outcome of current and future legal proceedings and regulatory investigations, future levels of conduct provisions, the policies and actions of governmental and regulatory authorities, geopolitical risks and the impact of competition. In addition, factors including (but not limited to) the following may have an effect: capital, leverage and other regulatory rules applicable to past, current and future periods; UK, US, Eurozone and global macroeconomic and business conditions; the effects of any volatility in credit markets; market related risks such as changes in interest rates and foreign exchange rates; effects of changes in valuation of credit market exposures; changes in valuation of issued securities; volatility in capital markets; changes in credit ratings of any entities within the Barclays Group or any securities issued by such entities; the potential for one or more countries exiting the Eurozone; instability as a result of the exit by the United Kingdom from the European Union and the disruption that may subsequently result in the UK and globally; and the success of future acquisitions, disposals and other strategic transactions. A number of these influences and factors are beyond the Barclays Group’s control. As a result, the Barclays Group’s actual future results, dividend payments, and capital and leverage ratios may differ materially from the plans, goals, expectations and guidance set forth in the Barclays Group’s forward-looking statements. Additional risks and factors which may impact the Barclays Group’s future financial condition and performance are identified in our filings with the SEC (including, without limitation, our Annual Report on Form 20-F for the fiscal year ended 31 December 2018), which are available on the SEC’s website at www.sec.gov. Subject to our obligations under the applicable laws and regulations of the United Kingdom and the United States in relation to disclosure and ongoing information, we undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.